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                                                                    EXHIBIT 99.1

                        MEADOWBROOK INSURANCE GROUP, INC.
                                  (NYSE - MIG)

CONTACT:     KAREN M. SPAUN                       JENNIFER LA
             SVP - CHIEF FINANCIAL OFFICER        DIRECTOR OF FINANCIAL ANALYSIS
             (248) 204-8178                       (248) 204-8159

                        MEADOWBROOK INSURANCE GROUP, INC.
                          ANNOUNCES NEW DEBT AGREEMENT

                              SOUTHFIELD, MICHIGAN
                                November 16, 2004

Meadowbrook Insurance Group, Inc. (NYSE-MIG) announced today that it has successfully executed a replacement credit facility.

The new agreement is a revolving line of credit for up to $25.0 million. This revolving line of credit will expire on November 11, 2007 and replaces the Company's previous line of credit and term loan. The Company has drawn approximately $9.0 million on this revolving line of credit to pay off the term loan on the previous credit agreement.

A leader in the alternative risk market, Meadowbrook is a specialty risk management company providing solutions for agents, brokers, professional and trade associations, and insureds of all sizes. Meadowbrook also operates retail insurance agencies representing policyholders in placing their insurance coverages with unaffiliated insurance companies. Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol "MIG". For further information, please visit Meadowbrook's corporate web site at www.meadowbrook.com.

Certain statements made by Meadowbrook Insurance Group, Inc. in this release may constitute forward-looking statements. Please refer to the Company's most recent 10-K, 10-Q, and other filings with the Securities and Exchange Commission for more information on risk factors. Actual results could differ materially. These forward-looking statements involve risks and uncertainties including, but not limited to the following: the frequency and severity of claims; uncertainties inherent in reserve estimates; catastrophic events; a change in the demand for, pricing of, availability or collectibility of reinsurance; increased rate pressure on premiums; obtainment of certain rate increases in current market conditions; investment rate of return; changes in and adherence to insurance regulation; actions taken by regulators, rating agencies or lenders; obtainment of certain processing efficiencies; changing rates of inflation; and general economic conditions. Meadowbrook is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.